Exhibit 99.2

Liquidia Technologies, Inc.

419 Davis Drive, Suite 100

Morrisville, NC 27560

www.liquidia.com

Liquidia Announces Pricing of Public Offering of Common Stock

RESEARCH TRIANGLE PARK, N.C., June 29, 2020 - Liquidia Technologies, Inc. (NASDAQ: LQDA), a late-stage clinical biopharmaceutical company focused on the development and commercialization of novel products using its proprietary PRINT® technology, announced the pricing of an underwritten public offering of 9,375,000 shares of its common stock at a public offering price of $8.00, for total gross proceeds of $75 million, before deducting underwriting discounts and commissions and expenses payable by Liquidia. All of the shares in the offering will be sold by Liquidia. In addition, Liquidia has granted the underwriters a 30-day option to purchase up to an additional 1,406,250 shares of common stock at the public offering price, less the underwriting discount and commissions. The offering is expected to close on July 2, 2020, subject to customary closing conditions.

Jefferies is acting as the sole book-running manager for the offering. Needham & Company and Wedbush PacGrow are acting as co-managers.

The shares of common stock described above are being offered by Liquidia pursuant to its shelf registration statement on Form S-3, including a base prospectus, that was previously filed by Liquidia with the Securities and Exchange Commission (the “SEC”) on August 23, 2019 and declared effective by the SEC on September 10, 2019. The proposed offering will be made only by means of a written prospectus and prospectus supplement that form part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available at the SEC’s website located at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact Information

Media:

Michael Parks
Corporate Communications
484.356.7105
michael.parks@liquidia.com

Investors:

Jason Adair
Vice President, Corporate Development and Strategy
919.328.4400
jason.adair@liquidia.com